Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Paychex, Inc. 2002 Stock Incentive Plan (as amended and restated effective October 13, 2010) of Paychex, Inc. of our reports dated July 16, 2010, with respect to the consolidated financial statements and schedule of Paychex, Inc. and the effectiveness of internal control over financial reporting of Paychex, Inc. included in its Annual Report (Form 10-K) for the year ended May 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

November 30, 2010
Cleveland, Ohio